                                                                    EXHIBIT 99.1

                          JANNEY MONTGOMERY SCOTT LLC

                               INVESTMENT BANKING

                                ESTABLISHED 1832

                                Fairness Opinion

                    Presentation to the Board of Directors of

                          OPINION RESEARCH CORPORATION

                                 October 5, 2004

Disclaimer

      The following materials (the "Presentation") were prepared as of September 30, 2004 for discussion at the Opinion Research Corporation ("ORC" or the "Company") Board of Directors Meeting scheduled for October 3, 2004, at which Janney Montgomery Scott LLC ("Janney") has been requested to provide its opinion, as investment bankers, as to the fairness from a financial point of view of the consideration to be offered to LLR Equity Partners L.P. and LLR Partners Parallel L.P., (collectively "LLR") by ORC for all securities of ORC owned by LLR, except for $2,000,000 in common stock.

      In preparing this presentation, we have relied solely upon information provided by or on behalf of ORC. We have not independently verified any such information and have relied on it being complete and accurate in all respects. This Presentation is based on the business and operations of ORC as represented to us as of the date hereof, and does not purport to take into consideration any information or event arising subsequent to such date. We make no representation or warranty that there has been no change since the date as of which relevant information was provided to us or since the preparation of the Presentation.


      The information contained in this Presentation is confidential and has been prepared for the sole use and benefit of the Board of Directors of ORC and, subject to applicable law, is not for the benefit of, and does not convey any rights or remedies to, any holder of securities or any other person. Such information may not be used for any other purpose (except as described in the engagement letter between Janney and ORC dated September 15, 2004), or reproduced, disseminated, quoted, referred to or disclosed or otherwise made available to, or relied upon by any other party nor may reference be made thereto or to Janney without the written consent of Janney. This Presentation does not constitute a recommendation by Janney to the Board of Directors of ORC to enter into any transaction described within the Presentation.


      The estimates of value prepared within the Presentation represent hypothetical values that were developed solely for purposes of the Presentation. Such estimates reflect computations of the potential values through the application of various generally accepted valuation techniques, which may not reflect actual market values. Estimates of value are not appraisals and do not necessarily reflect values which may be realized if any assets of ORC or LLR otherwise are sold. We have not appraised nor undertaken any valuation of any assets or property nor made any solvency analysis of ORC. Because such estimates are inherently subject to uncertainty, Janney does not assume any responsibility for their accuracy. The presentation assumes that the financial forecasts and guidance provided to us and prepared by management of ORC have been reasonably prepared on a basis reflecting the best currently available respective judgments of the management of ORC as to the future financial performance of ORC. In its analyses, Janney made numerous assumptions with respect to general business and economic conditions and other matters. Any assumptions employed by Janney's analyses are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those developed for the Presentation.

      This Presentation necessarily is based on regulatory, economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof. Subsequent developments may affect this Presentation, and we do not have any obligation to update or reaffirm this Presentation.

2                                                                  [JANNEY LOGO]

                                 SECTION
INTRODUCTION                        1
TRANSACTION SUMMARY                 2
ANALYSES                            3
JMS OPINION                         4

SUPPLEMENTAL MATERIAL PROVIDED SEPARATELY

3                                                                  [JANNEY LOGO]

                                  Introduction

Introduction

- Janney has been retained by Opinion Research to opine as to the fairness, from a financial point of view, to the shareholders of ORC, other than LLR, of the consideration offered by the Company in exchange for LLR's entire position in ORC, except for $2 million in common stock, as set forth in a letter from LLR to ORC dated August 5, 2004, "the LLR Proposal."

- In connection with rendering our opinion as set forth below, we have, among other things:

      (i) reviewed the Proposal and the original documentation surrounding securities LLR owns in ORC;

      (ii) reviewed historical results of operations for ORC, Including Form 10-K for the fiscal years ended December 31, 2003, 2002, and 2001 and certain other filings with the Securities and Exchange Commission made by ORC, including proxy statements, Form 10-Qs and Form 8-Ks;

      (iii) reviewed certain other publicly available information concerning ORC and the trading market for ORC's Common Stock;

      (iv) reviewed certain non-public information, relating to ORC, including financial forecasts and projections for ORC furnished to us by or on behalf of the Company;

      (v) reviewed certain publicly available information, including research reports, concerning certain other companies engaged in businesses which we believe to be comparable to the Company and the trading markets for certain of such companies' securities;

      (vi) reviewed the financial terms of certain recent mergers and acquisitions which we believe to be relevant;

      (vii) conducted discussions with certain members of senior management of the Company concerning their respective businesses and operations, assets, present condition and future prospects; and

      (viii)performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors, as we have deemed in our sole judgment, to be necessary, appropriate or relevant to render an opinion.

5                                                                  [JANNEY LOGO]

Background

      - On September 1, 2000, ORC entered into a purchase agreement with LLR for a private placement of certain securities. (the "Purchase Agreement.")

      - In a letter dated August 5, 2004, LLR confirmed an agreement with ORC for the Company to redeem LLR's entire position in the Company except for $2,000,000 of common stock. (the "Transaction")

      - Management has asked Janney's opinion as to the fairness from a financial point of view to the shareholders, other than LLR, of the consideration to be paid to LLR.

      - Management intends to conduct a public offering, of which a portion of the proceeds will be used to fund the payment to LLR.

6                                                                  [JANNEY LOGO]

                              Transaction Summary

  Transaction Summary

- LLR will sell its position (all the securities, rights and control provisions described on the following page) in ORC, except $2,000,000 in common stock, in exchange for:

         -     $18.0 million in cash

-     LLR will retain $2.0 million in shares of common stock

         - The number of shares will be set by dividing $2 million by the average closing price of ORC's stock for the 20 business days prior to the close of the Transaction

         - Management has indicated that LLR would use the price of the stock upon the close of a public offering if the proceeds of the offering are being used to execute the Transaction

- In substance, LLR is exchanging their entire position in ORC for a total of $20,000,000 in consideration

8                                                                  [JANNEY LOGO]

LLR's Ownership in ORC

-     Currently LLR's position in ORC is made up of:

      -     1,176,458 shares of Common stock

            - The agreement with ORC enable LLR to convert each share to one half share of Series C preferred stock (588,229 shares Series
                  C) on Sep 1, 2005

            -     Series C stock includes:

                        - Cumulative quarterly cash dividends at annual rate $2.04 per share ($1,199,987 per year or $299,997 per quarter)

                        - Liquidation preference of $17.00 per share plus accrued and unpaid dividends

                        - Redemption rights on sale/merger at $17.00 per share

                        - Conversion rights into 2 shares of common stock per share of Series C

                        - Voting rights as one class of shares-on as if converted basis

                        -     Rights to nominate 2 board seats

            -     39,600 shares of stock purchased on the open market

            - An anti-dilution warrant with quantity of shares determined base off formulas per agreement

            - 740,500 warrants to purchase stock at an exercise price of $12.00 per share which also include:

                  - Anti-dilution features associated with the exercise price should the company issues equity at a price below $8.50 per share

                  - Contingent warrants should the company issue equity at a price below $8.50 per share

            -     10 shares of Series B stock which includes:

                  -     Rights to 2 board seats;

                  -     Liquidation preference of $10.00 per share;

                  -     Redemption rights on sale/merger of $10.00 per share

9                                                                  [JANNEY LOGO]

                                    Analyses

  JMS Analyses

- Janney has analyzed the fairness from a financial point of view of this transaction to the shareholders, other than LLR, using a SUM OF THE PARTS VALUATION.

- We also examined other means of analyzing the transaction. This material supports our opinion and is provided in supplemental material.

11                                                                 [JANNEY LOGO]

                           Sum of the Parts Valuation

  Sum of the Parts

-     The Company is receiving four components of consideration from LLR

      -     Common Stock

      -     Warrants

      -     Anti-dilution warrant

      -     Cash Flow (from Series C conversion feature)

      - Series B preferred - (the maximum financial consideration for these shares is $100.00; Janney considered this amount immaterial to its financial analyses)

- In substance, the Company is offering LLR $20,000,000 in aggregate consideration including: $18,000,000 in cash and $2,000,000 in common stock

13                                                                 [JANNEY LOGO]

  Common Stock

- LLR owns 1,176,458 shares which were purchased in 2000 as part of their original investment

-     LLR owns 39,600 shares purchased in the open market

- Upon a share issuance below $8.50 per share, LLR is entitled to a warrant to purchase common shares at $0.01 per share. The number of shares subject to the warrant is derived from a formula based on new shares being issued and the price at which they are issued

- LLR's shares and the contingent warrant will be retired with a portion of the proceeds of an equity offering

- Therefore we valued the stock and the contingent warrant at the price per share which the Company believes it can raise capital, i.e. in a range between $6.00 per share and $8.00 per share

14                                                                 [JANNEY LOGO]

Contingent Warrant Calculation (1)

Price per share                                          $       6.00  $       6.50  $       7.00  $       7.50  $       8.00

Calculation of dilution per anti-dilution warrant
RCP = Revised Conversion Price =                         $       7.08  $       7.40  $       7.70  $       7.99  $       8.25
     CP * ((OS + (Con / CP) / (OS + (Con / P))
PC = Initial number of preferred "C" share                    588,229       588,229       588,229       588,229       588,229
CR = Conversion rate of preferred to common = CA / CP             2.0           2.0           2.0           2.0           2.0
CA = Conversion amount =                                 $      17.00  $      17.00  $      17.00  $      17.00  $      17.00
CP = The Conversion Price; which was initially =         $       8.50  $       8.50  $       8.50  $       8.50  $       8.50

OS = Outstanding shares before dilution                     6,288,649     6,288,649     6,288,649     6,288,649     6,288,649
Con = consideration                                      $ 50,000,000  $ 50,000,000  $ 50,000,000  $ 50,000,000  $ 50,000,000
P = price per share of issued new shares                 $       6.00  $       6.50  $       7.00  $       7.50  $       8.00

Additional shares to issue = (CA / RCP * PC) - (CR * PC)      236,914       174,952       121,841        75,812        35,537

      1) Assumes $50.0 million offering

15                                                                 [JANNEY LOGO]

LLR Common Stock Valuation

STOCK PRICE ASSUMPTIONS
Stock Price(1)                                $ 6.00   $ 6.50   $ 7.00   $ 7.50   $ 8.00

NUMBER OF SHARES
Original LLR shares                             1.18     1.18     1.18     1.18     1.18
Open market purchases                           0.04     0.04     0.04     0.04     0.04
Anti dilution shares (nominal warrants)(1)      0.24     0.17     0.12     0.08     0.04
                                              ------   ------   ------   ------   ------
     Total shares                               1.45     1.39     1.34     1.29     1.25

SHARE VALUE
Original LLR shares                           $ 7.06   $ 7.65   $ 8.24   $ 8.82   $ 9.41
Open market purchases                         $ 0.24   $ 0.26   $ 0.28   $ 0.30   $ 0.32
Anti dilution shares (nominal warrants)(1)    $ 1.42   $ 1.14   $ 0.85   $ 0.57   $ 0.28
                                              ------   ------   ------   ------   ------
  SHARE VALUE ($MILLIONS)                     $ 8.72   $ 9.04   $ 9.37   $ 9.69   $10.01

      1) Assumes $50.0 million offering.

16                                                                 [JANNEY LOGO]

  Warrants

- Janney utilized the Black-Scholes Model to value the warrants LLR currently owns in ORC, which is a common market valuation methodology and the same methodology used in connection with the Company's stock option valuation in its annual report.

-     The following are major assumptions input into the model

        - Dividend yield: assumes the company does not and will not pay dividends

        - Implied Stock Price Volatility range, Janney based its implied volatility on

            - The historical volatility of the Company's stock over the previous five years

            -   The volatility range used in the Company's annual report

        - Risk free rate: yield on U.S. Government Treasury Strip due August, 2010; 3.57%

        -   Life of Options: 5.92 years

- The warrants have anti-dilution features associated with them. JMS used the anti-dilution formulas associated with these warrants to adjust:

        -   The number of warrants and

        -   The exercise price of these warrants

17                                                                 [JANNEY LOGO]

Warrants- Anti-Dilution Calculation (1)

Warrant Exercise Price:
A = exercise price before dilution event                             $     12.00  $     12.00  $     12.00  $     12.00  $     12.00
B = Stock outstanding before dilution event                            6,288,649    6,288,649    6,288,649    6,288,649    6,288,649
C = consideration                                                    $50,000,000  $50,000,000  $50,000,000  $50,000,000  $50,000,000
D = Share outstanding after dilution event                            14,621,982   13,980,957   13,431,506   12,955,316   12,538,649
Assumed price at issuance                                            $      6.00  $      6.50  $      7.00  $      7.50  $      8.00
Warrant Exercise price of dilution event = A * (( B + (C / A)) / D)  $      8.58  $      8.97  $      9.34  $      9.68  $     10.01

Number of shares subject to the warrants:
Y = Number of shares subject to warrants before dilution event           740,500      740,500      740,500      740,500      740,500
A = Exercise price before adjustment                                 $     12.00  $     12.00  $     12.00  $     12.00  $     12.00
B = Adjusted exercise price                                          $      8.58  $      8.97  $      9.34  $      9.68  $     10.01
Z = # of shares subject to warrants after dilution event= Y *
    (A / B)                                                            1,035,605      990,204      951,289      917,563      888,053

      1) Assumes $50 million offering.

18                                                                 [JANNEY LOGO]

  Warrants- Valuation (1)

Number of Warrants Post Dilution (1)    1.04    0.99    0.95    0.92    0.89

WARRANT VALUATION

BLACK-SCHOLES VALUATION ASSUMPTIONS
Current Stock Price                    $ 6.00  $ 6.50  $ 7.00  $ 7.50  $ 8.00
Exercise Price                         $ 8.58  $ 8.97  $ 9.34  $ 9.68  $10.01
Risk-Free Rate                           3.57%   3.57%   3.57%   3.57%   3.57%
Time to Expiration (Years)               5.92    5.92    5.92    5.92    5.92

BLACK-SCHOLES VALUATION PER WARRANT
@ 45% Volatility                       $ 2.43  $ 2.50  $ 2.76  $ 3.02  $ 3.30
@ 55% Volatility                       $ 2.92  $ 3.05  $ 3.34  $ 3.64  $ 3.95
@ 65% Volatility                       $ 3.38  $ 3.56  $ 3.88  $ 4.21  $ 4.55

VALUATION OF LLR WARRANTS ($MILLIONS)

WARRANT VALUATION @ 45% VOLATILITY     $ 2.52  $ 3.02  $ 3.18  $ 3.34  $ 3.51
WARRANT VALUATION @ 55% VOLATILITY     $ 3.03  $ 3.02  $ 3.18  $ 3.34  $ 3.51
WARRANT VALUATION @ 65% VOLATILITY     $ 3.50  $ 3.52  $ 3.69  $ 3.87  $ 4.04

      1) Assumes $50 million offering.

19                                                                 [JANNEY LOGO]

  Cash Flow- Series C Dividend

- On September 1, 2005; LLR may convert its 1,176,458 shares of common stock into 588,229 shares of Series C preferred shares

- Each Series C preferred share is entitled to a dividend of $0.51 per quarter indefinitely (accrues if not paid in cash)

- Janney valued this dividend at the value upon conversion, as if it were a perpetuity paid each quarter in cash (December 31, 2005 is the first payment) then discounted the perpetuity back to September 30, 2004

-   For a discount rate Janney used 12%-17%

        - The lower end of the range represents a number close to the company's incremental cost of debt,

        - The upper end of the range represents the lower end of the Company's incremental cost of capital (see discounted cash flow analysis)

        - If ORC purchased the dividend back exclusively from LLR, Janney believes (based on discussions with Management) that the Company could achieve this with a lower cost of capital compared to issuing equity.

          ($000)                   High       Median       Low
---------------------------      --------    --------    --------
Shares                            588,229     588,229     588,229
Payment per share annually       $   2.04    $   2.04    $   2.04
Payment per share quarterly      $   0.51    $   0.51    $   0.51
Gross Dividends per quarter      $    300    $    300    $    300
Discount Rate                        12.0%       14.5%       17.0%
Value of perpetuity at 9/30/05   $ 10,000    $  8,276    $  7,059
1 Month Accrual for Sept 2005    $     97    $     97    $     96
                                 --------    --------    --------
                                 $ 10,097    $  8,372    $  7,155
                                 --------    --------    --------
Value of perpetuity at 9/30/04   $  9,015    $  7,312    $  6,115
                                 ========    ========    ========


20                                                                 [JANNEY LOGO]

  Sum of the Parts Valuation

                                                  $50 MILLION OFFERING
                                                  --------------------
STOCK PRICE ASSUMPTIONS

Stock Price(1)                          $ 6.00   $ 6.50   $ 7.00  $ 7.50  $ 8.00
   SHARE VALUE ($MILLIONS)              $ 8.72   $ 9.04   $ 9.37  $ 9.69  $10.01

VALUATION OF LLR WARRANTS ($MILLIONS)

WARRANT VALUATION @ 45% VOLATILITY      $ 2.52   $ 3.02   $ 3.18  $ 3.34  $ 3.51
WARRANT VALUATION @ 55% VOLATILITY      $ 3.03   $ 3.02   $ 3.18  $ 3.34  $ 3.51
WARRANT VALUATION @ 65% VOLATILITY      $ 3.50   $ 3.52   $ 3.69  $ 3.87  $ 4.04

DIVIDEND VALUATION ($MILLIONS)

PERPETUITY @ 17.0% DISCOUNT RATE        $ 6.12   $ 6.12   $ 6.12  $ 6.12  $ 6.12
PERPETUITY @ 14.5% DISCOUNT RATE        $ 7.31   $ 7.31   $ 7.31  $ 7.31  $ 7.31
PERPETUITY @ 12.0% DISCOUNT RATE        $ 9.02   $ 9.02   $ 9.02  $ 9.02  $ 9.02

TOTAL VALUATION RANGE ($MILLIONS)

LOW                                     $17.35   $18.17   $18.66  $19.15  $19.63
MID                                     $19.06   $19.37   $19.86  $20.34  $20.83
HIGH                                    $21.23   $21.58   $22.07  $22.57  $23.07

      Total Valuation = Share Value + LLR Warrants + Dividends

      1) Assumes $50 million offering.

21                                                                 [JANNEY LOGO]

Sum of the Parts Valuation: Varied Offering Size

                                                       $40 MILLION OFFERING
                                           -------------------------------------------------
STOCK PRICE ASSUMPTIONS

Stock Price                                $   6.00  $     6.50  $  7.00  $  7.50  $    8.00
Shares Issued                                   6.7         6.2      5.7      5.3        4.7

TOTAL VALUATION RANGE ($MILLIONS)

LOW                                        $  16.84  $    17.92  $ 18.42  $ 18.95  $   19.49
MID                                        $  18.56  $    19.12  $ 19.62  $ 20.15  $   20.68
HIGH                                       $  20.75  $    21.31  $ 21.83  $ 22.37  $   22.91

                                                       $50 MILLION OFFERING
                                           -------------------------------------------------
STOCK PRICE ASSUMPTIONS

Stock Price (1)                            $   6.00  $     6.50  $  7.00  $  7.50  $    8.00
Shares Issued                                   8.3         7.7      7.1      6.6        6.3

TOTAL VALUATION RANGE ($MILLIONS)

LOW                                        $  17.35  $    18.17  $ 18.66  $ 19.15  $   19.63
MID                                        $  19.06  $    19.37  $ 19.86  $ 20.34  $   20.83
HIGH                                       $  21.23  $    21.58  $ 22.07  $ 22.57  $   23.07

                                                       $60 MILLION OFFERING
                                           -------------------------------------------------
STOCK PRICE ASSUMPTIONS

Stock Price                                $   6.00  $     6.50  $  7.00  $  7.50  $    8.00
Shares Issued                                  10.0         9.2      8.6      8.0        7.5

TOTAL VALUATION RANGE ($MILLIONS)

LOW                                        $  17.42  $    18.41  $ 18.86  $ 19.31  $   19.76
MID                                        $  19.16  $    19.61  $ 20.06  $ 20.51  $   20.96
HIGH                                       $  21.37  $    21.82  $ 22.28  $ 22.74  $   23.20

22                                                                 [JANNEY LOGO]

Intangible Value of LLR Ownership in ORC

      - While Janney believes the following items are of value to shareholders & LLR, these items can not be valued accurately

                  -   Board seats ("control provision")

                  -   Liquidation preferences

                  -   Redemption rights

23                                                                 [JANNEY LOGO]

Other Considerations

      - Management has indicated to Janney that it believes LLR's position in ORC has created significant hurdles for the Company including: a stock overhang and significant dilution if the Company raised equity below $8.50 per share to take advantage of strategic growth opportunities.

      - Management believes that purchasing LLR's position in conjunction with an equity offering will have a number of positive results for stockholders of ORC stock:

              -   Increased float will reduce illiquidity discount

                  -  Currently only $23 million of stock in its float

              -   Improved capital structure attractive to investors

                  -  Leverage is reduced

              -   Improved capital structure supports accelerated growth

                  -  Supports acquisitions and faster growth

       - LLR has 2 board seats associated with its Series B shares, and is entitled to 2 more if they convert their shares to Series C.

       - Janney performed other analysis which we thought were relevant in forming our opinion, we provided these analysis in supplemental material for the Board of Directors.

24                                                                 [JANNEY LOGO]

                                  JMS Opinion

                             JANNEY MONTGOMERY SCOTT

                               INVESTMENT BANKING

                                Established 1832

October 3, 2004

The Board of Directors
Opinion Research Corporation
600 College Road East, Suite 4100
Princeton, New Jersey 08540

Members of the Board:

      We understand that Opinion Research Corporation ("ORC" or the "Company") is considering a transaction (the "Transaction") with LLR Equity Partners L.P. and LLR Partners Parallel L.P., (collectively "LLR"), pursuant to which the Company would redeem LLR's entire position except for $2 million in shares of the Company's Common Stock for payment of $18 million in cash (collectively the "Aggregate Consideration.")

      We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, to the shareholders of the Company other than LLR, of the Aggregate Consideration offered to LRR in the Transaction. The terms and conditions of the Transaction are set forth in more detail in a letter dated August 5, 2004 (the "Agreement.") We have discussed with Management certain terms of the Agreement which both the Company and LLR have agreed to change since the date of the agreement.

 In arriving at our opinion, we have, among other things:

(i) reviewed the Proposal and the original documentation surrounding the securities owned by LLR;

(ii) reviewed historical results of operations for ORC, including Form 10-K for the fiscal years ended December 31, 2003, 2002, and 2001 and certain other filings with the Securities and Exchange Commission made by ORC, including proxy statements, Form 10-Qs and Form 8-Ks;

(iii) reviewed certain other publicly available information concerning ORC and the trading market for ORC's Common Stock;

(iv) reviewed certain non-public information, relating to ORC, including financial forecasts and projections for ORC furnished to us by or on behalf of the Company.

(v) reviewed certain publicly available information, including research reports, concerning certain other companies engaged in businesses which we believe to be comparable to the Company and the trading markets for certain of such companies' securities;

(vi) reviewed the financial terms of certain recent mergers and acquisitions which we believe to be relevant;

                                           1801 Market Street
                                           Philadelphia, PA 19103-1675
                                           Tel 215,665,6180
                                           Fax 215,665,6197
                                           Members New York Stock Exchange, Inc.
                                           Other Principal Exchanges

                             JANNEY MONTGOMERY SCOTT

                               INVESTMENT BANKING

                                                                 October 3, 2004
                                                          The Board of Directors
                                                    Opinion Research Corporation
                                                                          Page 2

(vii) conducted discussions with certain members of senior Management of the Company concerning their business and operations, assets, present condition and future prospects; and

(viii) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors, as we have deemed in our sole judgment, to be necessary, appropriate or relevant to render an opinion.

      We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the Management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the Management of the Company as to the future financial performances of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. Based on conversations with Management of the Company, we have assumed that the cash consideration offered to LLR will be raised by the Company in an offering of common shares of the Company to the public. We have also assumed that the Transaction will be consummated in accordance with the terms of the Agreement or changes to the Agreement as discussed with Management and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction.

      Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. Our opinion solely addresses the fairness from a financial point of view of the Aggregate Consideration to the holders of Common Stock of the Company, other than LLR. Our opinion does not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to the Company, nor does it address the Company's underlying business decision to proceed with the Transaction or the public offering of Common Stock. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

      We have not acted as financial advisor to the Company in connection with the Transaction and while we will receive a fee for our services, no portion of the fee is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade in debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we may have other financing and business relationships with the Company in the ordinary course of business.

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                             JANNEY MONTGOMERY SCOTT

                               INVESTMENT BANKING

                                                                 October 3, 2004
                                                          The Board of Directors
                                                    Opinion Research Corporation
                                                                          Page 3


This opinion does not address the relative merits of the Transaction, any alternatives to the Transaction available to ORC or any other underlying decision of ORC to proceed with or effect the Transaction. Further, this opinion is delivered to the Board of Directors of ORC solely for its use in considering the Transaction and may not be used for any other purpose except as described in the engagement letter between ORC and us dated September 15. 2004. We note that we have been retained only by ORC and, subject to applicable law, our engagement is not deemed to be on behalf of, and does not confer any rights upon, any stockholder of the Company or any other person. This opinion may not be reproduced, disseminated, quoted or referred to in any manner, without our prior written consent.


      Based upon and subject to the forgoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Aggregate Consideration offered to LLR by the Company is fair, from a financial point of view, to the shareholders of the Company, other than LLR.

Very truly yours,

/s/ JANNEY MONTGOMERY SCOTT LLC
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JANNEY MONTGOMERY SCOTT LLC